FAH MAI HOLDINGS, INC.

SUBSCRIPTION AGREEMENT

Fah Mai Holdings, Inc.

1000/196,199 Liberty Buildings, 3rd Floor

Sukhumvit 55 Road, Klongton Nua,

Wattana, Bangkok 10110

RE: Fah Mai Holdings, Inc. Common Stock

Ladies and Gentlemen:

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the Prospectus, dated __________________, 2018, of Fah Mai Holdings, Inc., a Delaware corporation (the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for ____________ shares of the Company’s common stock (“Common Stock”) at $1.00 per share, for an aggregate purchase price of $____________.

Payment of $____________ as payment in full of the purchase price is being made via check directly to the Company.

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned within three business days of the Company’s receipt of such funds, without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature:

Date:

Address:

The foregoing Subscription is hereby accepted in full on behalf of Fah Mai Holdings, Inc.

Date: ___________________

FAH MAI HOLDINGS, INC.:

By:
Name:	Louis Haseman
Title:	CEO & Director